Exhibit 21.1

List of Subsidiaries of NuScale Power Corporation

1.	NuScale Power, LLC, an Oregon limited liability company
2.	NuScale Power OVS, LLC, a Delaware limited liability company
3.	NuScale Power Canada Holdings, ULC, a British Columbia, Canada unlimited liability company

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